Exhibit 10.1

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re	Chapter 11

Orexigen Therapeutics, Inc.,	Case No. 18-10518 (KG)

Debtor.[1]	Hearing Date: April 11, 2018 at 10:00 a.m. (ET)
Objection Deadline: April 4, 2018 at 4:00 p.m. (ET)

DEBTOR’S MOTION FOR ENTRY OF AN ORDER (I) AUTHORIZING

IMPLEMENTATION OF A KEY EMPLOYEE INCENTIVE PLAN AND A KEY

EMPLOYEE RETENTION PLAN, (II) APPROVING THE TERMS OF THE

DEBTOR’S KEY EMPLOYEE INCENTIVE PLAN AND KEY EMPLOYEE

RETENTION PLAN, AND (III) GRANTING RELATED RELIEF

The debtor and debtor in possession in the above-captioned case (the “Debtor”), hereby moves (this “Motion”)2 this Court for entry of an order, under sections 105, 363(b) and, to the extent applicable, 503(c)(3) of title 11 of the United States Code (the “Bankruptcy Code”) and Rule 6004 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), authorizing, but not directing, the Debtor to implement a proposed key employee incentive plan (the “KEIP”), substantially in the form attached hereto as Exhibit A, and a key employee retention plan (the “KERP”), substantially in the form attached hereto as Exhibit B. In support of this Motion, the Debtor relies upon and incorporates by reference the Declaration of Douglas J. Friske in Support of Debtor’s Motion for Entry of an Order (i) Authorizing Implementation of a Key Employee Incentive Plan and a Key Employee Retention Plan, (ii) Approving the Terms of the Debtor’s

[1]

The last four digits of the Debtor’s federal tax identification number are 8822. The Debtor’s mailing address for purposes of this Chapter 11 Case is 3344 North Torrey Pines Court, Suite 200, La Jolla, CA, 92037.

[2]	Capitalized terms used but not defined herein have the meanings given to such terms in the Motion or Bidding Procedures (as defined below), as applicable.

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Key Employee Incentive Plan and Key Employee Retention Plan, and (iii) Granting Related Relief (the “Friske Declaration”).

PRELIMINARY STATEMENT

1. The Debtor has announced its intention to run a sale process under Section 363 of the Bankruptcy Code for the sale of substantially all of its assets. In furtherance of that process, the Debtor has created a form purchase agreement (the “Form Purchase Agreement”) to be entered into with a “Successful Bidder” following the Auction. In the time leading up to the Debtor’s bankruptcy filing, the Debtor’s employees have been instrumental in maintaining the ongoing business of the Debtor and thereby maximizing value with respect to the sale of substantially all of the Debtor’s assets. This process has required a substantial commitment of time and effort on the part of the Debtor’s employees and a willingness to continue to work for the Debtor in the face of the uncertainty inherent in chapter 11 proceedings and the sale process. Despite the efforts to date, further efforts will be necessary to maximize value for all of the Debtor’s creditors: the Debtor’s employees will need to invest substantial time and energy interacting with potential bidders, responding to information requests, and working to increase value.

2. Additionally, on the eve of its bankruptcy filing, the Debtor’s Chief Financial Officer resigned further underscoring the necessity of the Debtor’s proposed KEIP. Without approval of the Debtor’s proposed KEIP and KERP, there is a very real concern that other senior executives and key employees will do the same. It is therefore critical to the success of the sale process that the Debtor’s employees have the incentive to continue their extraordinary efforts, to remain in the Debtor’s employ through the sale, and to work enthusiastically to increase the value achieved at that sale. Accordingly, the Debtor is seeking

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approval of the KERP for non-insider employees and the KEIP for identified members of the Debtor’s management. The KERP and KEIP are collectively referred to herein as the “Employee Compensation Plans”.

JURISDICTION AND VENUE

3. This Court has jurisdiction to consider this Motion under 28 U.S.C. §§ 157 and 1334. This is a core proceeding under 28 U.S.C. § 157(b). Venue of these cases and this Motion in this District is proper under 28 U.S.C. §§ 1408 and 1409.

4. The statutory predicates for the relief requested herein are sections 105(a) and 363 of the Bankruptcy Code. The relief is further warranted under Bankruptcy Rule 6004.

5. Pursuant to Rule 9013-1(f) of the Local Rules for the United States Bankruptcy Court for the District of Delaware (the “Local Bankruptcy Rules”), the Debtor consents to the entry of a final judgment or order with respect to this Motion if it is determined that this Court would lack Article III jurisdiction to enter such final order or judgment absent the consent of the parties.

RELEVANT FACTUAL BACKGROUND

6. On March 12, 2018 (the “Petition Date”), the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (this “Chapter 11 Case”). The Debtor continues to operate its business as debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No party has requested the appointment of a trustee or examiner and no committee has been appointed in this Chapter 11 Case.

7. The Debtor is a biopharmaceutical company focused on the treatment of obesity and the commercialization of a single pharmaceutical drug for chronic weight management. Additional details regarding the Debtor’s business and the facts and circumstances

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supporting the relief requested herein are set forth in the Declaration of Michael A. Narachi in Support of First Day Relief [D.I. 3] (the “First Day Declaration”) and incorporated herein by reference.

8. The Debtor and its professionals have engaged in an extensive prepetition marketing process for the sale of all or substantially all of the Debtor’s assets. After speaking with several potentially interested parties but being unable to secure a stalking horse bidder, the Debtor ultimately determined to proceed with an auction process without the benefit of a stalking horse purchaser. The Debtor has created a Form Purchase Agreement for a transaction to be entered into by the Successful Bidder following the Auction. As described in greater detail in the Debtor’s motion to, among other things, establish bidding procedures relating to the sale of the Debtor’s assets, the Form Purchase Agreement contemplates an open auction process and sale of substantially all of the Debtor’s assets and includes the sale notice and assumption of certain specified liabilities.

RELIEF REQUESTED

9. By this Motion, the Debtor seeks entry of an order under Bankruptcy Code sections 105, 363(b) and, to the extent applicable, section 503(c)(3): (i) authorizing the implementation of the Debtor’s proposed KEIP with respect to payments to certain key insider employees and KERP with respect to retention payments to certain key non-insider employees who are not included in the KEIP; (ii) approving the terms of the Debtor’s proposed KEIP and KERP; and (iii) granting related relief, including allowing all payments under the KEIP and the KERP as administrative expenses of these estates.

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BASIS FOR RELIEF

A.	The Key Employee Incentive Plan

i.	Overview of the KEIP

10. The Debtor has recognized a need to address the concerns of its employees and its creditors and to align the interests of these respective constituencies. In order to effectively and efficiently accomplish an orderly sale process that maximizes value for all stakeholders, the Debtor has determined that formulating the KEIP was in the best interest of its estate and all parties in interest. The KEIP will help ensure that key employees who are essential to the chapter 11 and sale processes are properly motivated to maximize value for the Debtor, its estate, its creditors and other parties in interest. With these objectives in mind, the Debtor, after extensive consultation with, and benchmarking analysis by, Willis Towers Watson (“WTW”), developed the KEIP to properly incentivize certain key insider employees identified by the Debtor.

11. The KEIP is designed to provide incentives to six eligible employees (the “KEIP Participants”) to achieve a successful sale process for the benefit of all of the Debtor’s stakeholders. The KEIP Participants are all insiders and consist of the Chief Executive Officer, the Chief Operating Officer, the Acting Chief Financial Officer, the Head of Global Development, the Chief Administrative Officer and the Chief Accounting Officer. The KEIP, which will cover the period up to the sale of the Debtor’s assets, will replace the Debtor’s pre-petition Q1-Q2 Retention Plan for KEIP Participants, as well as replace the normal 2018 annual bonus, severance arrangements, and long-term incentives, including stock options and restricted common stock (the “RSU Grants”).

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12. Each of the KEIP Participants is playing a central role in the chapter 11 process and, in particular, the Debtor’s ongoing marketing and sale efforts. Incentivizing the KEIP Participants is critical in order to ensure that these key employees remain focused on their efforts to successfully guide the Debtor through the bankruptcy process and maximize value for the benefit of all of the Debtor’s stakeholders.

13. As the Debtor continues its marketing efforts to solicit the highest and best offer from interested market participants, it is imperative that the Debtor’s key personnel is appropriately incentivized to maximize the sale price to ensure optimum recovery for all stakeholders. Not only have the KEIP Participants continued to fulfill the normal tasks and projects required by the ordinary demands of their employment, but they have been, and will continue to be, required to expend substantial additional time and resources on tasks relating to the implementation of the proposed restructuring, the day-to-day reporting and operational requirements of this Chapter 11 Case, and the ongoing marketing and sales process.

14. Awards under the KEIP will be paid out in accordance with the KEIP term sheet (the “KEIP Term Sheet”) attached hereto as Exhibit A. All of the KEIP Participants will be eligible to obtain asset sale incentives (the “Asset Sale Incentives”). The KEIP Participants shall receive payouts only upon the occurrence of a sale of the Debtor’s assets (held by Debtor or non-Debtor subsidiaries) or a fully-paid license (in one or a series of transactions), in which the total value received in the transaction (the “Asset Sale Proceeds”) is more than $40 million. However, two of the KEIP Participants (the Acting Chief Financial Officer and the Chief Accounting Officer, collectively the “Participating Finance Employees”) will also be eligible to obtain operational incentive payments (the “Operational Incentives”) based on operating disbursements from the cumulative budget through the completion of the bankruptcy

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process. The Participating Finance Employees shall receive a one-time payout equal to three-months of their base salary if operating disbursements during the bankruptcy process are no more than 115% of the cumulative budget through the completion of the bankruptcy process.

15. The Asset Sale Incentives will be based on a percentage of the Asset Sale Proceeds as shown in Table 1 below. Collectively, the KEIP Participants will receive an allocated portion of an aggregate payout equal to a percentage of Asset Sale Proceeds (the “Incentive Payout”). However, if the Debtor’s assets are sold (or licensed) on a piecemeal basis rather than in a single transaction, Incentive Payouts will still be determined and distributed based on the total aggregate value of the Debtor’s sold assets. Allocation of the Incentive Payout to individual KEIP Participants has been determined by the Debtor’s Board of Directors (the “Board”) as shown in Table 2 below; provided, however, if the Asset Sale Proceeds do not exceed $80 million, the Chief Executive Officer is not eligible to participate in the Incentive Payout, and such Incentive Payout shall be reallocated amongst the other KEIP Participants, as determined by the Board. In the event of an asset sale funded in part or in whole by a “credit bid”, the Asset Sale Proceeds will include the portion of the sale proceeds covered by such “credit bid”.

Table 1

Asset Sale Proceeds[3]	Incentive Payout (as a % of Asset Sale Proceeds)
$0 - $39.9m	0%
$40m - $79.9m	1.0%
$80m - $119.9m	1.5%
$120m - $164.9m	2.0%
$165m and higher	2.5%

[3]	By way of example, if the Debtor’s assets sell for $90m, the KEIP Participants will collectively receive Incentive Payouts totaling $1,350,000 ($90M x 1.5%).

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Table 2

Name	Allocation
Monica Forbes	9.66%
Stephen Moglia	10.62%
Thomas Lynch	14.72%
Peter Flynn	13.93%
Thomas Cannell	19.52%
Michael Narachi	31.55%

16. For Operational Incentive payments, the KEIP sets a strict one-time payout equal to three-months of the Participating Finance Employees’ base salary based upon the level of operating disbursements from the cumulative budget through the completion of the bankruptcy process. The KEIP Participants are eligible to receive Asset Sale Incentives upon the close of the asset sale (the “Incentive Bonus Payment Date”) and the Participating Finance Employees are eligible to receive Operational Incentives at the completion of the bankruptcy process. For the Participating Finance Employees, their portion of the Asset Sale Incentives shall be reduced by any Operational Incentives they receive.

17. In the event that a KEIP Participant’s employment is terminated by the Debtor for cause or voluntarily by the KEIP Participant for any reason, he or she will forfeit any right to a payment under the KEIP on the date of such employment termination. The amount of payout allocated for such departing KEIP Participant may be reallocated among the other KEIP Participants, as determined by the Board. If a Participating Finance Employee is terminated by the Debtor without cause, such Participating Finance Employee will be paid its pro-rata share of the Operation Incentives based on actual performance during the measurement period and for death and disability. If an asset sale occurs within twelve (12) weeks of a KEIP Participant’s involuntary termination without cause, the KEIP Participant is eligible to receive what they

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should have received if still employed at the time of the asset sale, with any Asset Sale Incentives received by Participating Finance Employees reduced by an amount already received on account of Operational Incentives.

18. It is important to note that the KEIP is not a “pay to stay” retention plan. Instead, the KEIP incentivizes KEIP Participants by tying payments directly to operating disbursements or the proceeds received from the Debtor’s sale process. Accordingly, the KEIP is a true incentive plan that successfully aligns the interests of the Debtor, its employees, and its stakeholders, in that it motivates the KEIP Participants to strictly adhere to the established budget or achieve the highest sale price, which in turn will improve recoveries for the Debtor’s creditors.

ii. The KEIP Design is Consistent with the Bankruptcy Market

19. As a general matter, the use of key employee incentive plans is common practice in chapter 11 cases. The structure of the plans varies based on the unique circumstances of each case but the general terms and conditions are consistent with the KEIP proposed by the Debtor, including the metrics and proposed payment amounts set forth therein. To ensure that the KEIP was commensurate with incentive plans developed by similarly–situated companies, WTW analyzed a set of chapter 11 cases that filed for bankruptcy protection, underwent a sale of their assets, and that implemented key employee incentive plans linked to the results of the sale process while in bankruptcy. WTW identified 13 such cases (the “All Companies Set”) involving similarly–situated debtors where proceeds were of a comparable size range to the proceeds that may be realized in this Chapter 11 Case (the “Comparative Set”). In addition to the chapter 11 Asset Sale incentives, WTW reviewed 21 restructuring Operational KEIPs for comparison and additional market respective.

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20. In order to define the relevant market for talent, WTW analyzed 13 public pharmaceutical or biotechnology company proxy statements for the purpose of obtaining benchmark compensation levels for the CEO and CFO positions. For the other four Debtor executive positions, WTW gathered benchmark compensation data from the Radford Global Life Sciences Survey (a leading publication on multinational life sciences that provides companies with total compensation and practices data) based on position title matches as there were not sufficient matches for these roles in the 13 public company proxy statements. WTW matched the Debtors executives’ to competitive benchmark position matches and compiled market total direct compensation for use in our analysis.

21. In evaluating the Debtor’s executives’ total direct compensation opportunity, WTW compared such compensation to that of 13 similarly-situated companies to assess the Debtor’s pay against the total annual market values to reflect fully competitive executive pay in the broader labor market. However, WTW noted that pharmaceutical and biotechnology industry executive compensation is typically twice the amount of general industry executives’ total direct compensation levels for similarly-sized companies. WTW compared the Debtor executives’ target total direct compensation with and without the proposed KEIP (base salary only and base salary plus an assumed target KEIP value) to the competitive benchmark total direct compensation (base salary plus annual target incentives plus annual long-term incentive grant values) for each position at target payout levels. WTW then calculated the Debtor executives’ aggregate variance from the 25th and 50th percentiles of the market. The results were as follows:

•

Compared to the market, the Debtor’s executives’ aggregate annual target total direct compensation without any Operational or Asset Sale Incentives (only the Debtor’s base salaries since all annual incentives were cancelled as a

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result of the Debtor filing this Chapter 11 Case) are 59% below the market 25th percentile and 67% below the market 50th percentile levels.

•

The Debtor’s executives’ proposed aggregate target total direct compensation including any potential target Operational or Asset Sale Incentives (funded at a hypothetical sale price of $100 million), falls 34% below the 25th percentile and 47% below the 50th percentile of market target total direct compensation levels.

22. In addition, WTW calculated the aggregate cost of the KEIP program in isolation and compared it to the aggregate costs of bankruptcy operational and asset sale KEIPs at the 25th, 50th, and 75th percentile of the market. In comparing the KEIP against other bankruptcy companies, the target Operational Incentive payouts for the two Participating Finance Employees at a cost of $131,250 funding was significantly lower than the 25th percentile of the market target Operational Incentive costs of $1.3M. The Debtor’s Asset Sale Incentives with an aggregate cost of $1.5M at target funding (assuming $100 million asset sale value) falls between the 25th percentile ($1.05M) and the 50th percentile ($1.74M) of the market Asset Sale target aggregate costs. Based on the Debtor’s aggregate Operational Incentive target payouts falling below the 25th percentile of the market reference companies, and the Debtor’s aggregate Asset Sale target payouts falling between the 25th and 50th percentile of the market reference companies, the Debtor’s KEIP aggregate costs were found to be reasonable in comparison.

23. Given the above results, the Debtor’s KEIP Plan is reasonable and in line with other plans designed for similarly-situated companies.

B.	The Key Employee Retention Plan

i.	Overview of the KERP

24. The Debtor seeks to implement the KERP for key non-management personnel who are not KEIP Participants, in order to ensure that the Debtor does not suffer

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significant and costly turnover of essential employees during the chapter 11 process. To develop the KERP, the Debtor’s Chief Executive Officer analyzed its workforce to determine which non-insiders were necessary to a successful restructuring and sale process.

25. The Debtor’s management has identified sixty-six (66) likely employees to participate in the KERP (the “KERP Participants” and, together with the KEIP Participants, the “Participants”), based on their status as critical, hard to replace employees. None of the KERP Participants are insiders, as that term is defined in section 101(a)(31) of the Bankruptcy Code. Many of the KERP Participants have developed valuable institutional knowledge regarding the Debtor’s ongoing business operations, and keeping such employees in their current roles over the near term will be key to the successful completion of the Debtor’s sale process as well as the efficient administration of this Chapter 11 Case and the Debtor’s estate.

26. Awards under the KERP will be paid out in accordance with the KERP term sheet (the “KERP Term Sheet”) attached hereto as Exhibit B. The collective funds reserved for the KERP Participants will not exceed $3,115,000 (the “Collective Funds”). Of the Collective Funds, each KERP Participant will be able to obtain an amount equal to three-months of the KERP Participant’s base salary. Payment under the KERP will be distributed if the KERP Participant is still employed until the earlier of (i) the consummation of the sale of all or substantially all of the Debtor’s assets or (ii) the Debtor emerges from bankruptcy (the “Vesting Period”).

27. Termination for cause of a KERP Participant by the Debtor or voluntary termination of a KERP Participant for any reason would result in forfeiture of award payments. In the event that a KERP Participant departs the Debtor, their portion of the Collective Funds may be reallocated to another KERP Participant or employee of the Debtor who is not a KERP

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Participant at that time, in each case as determined by the Chief Executive Officer of the Debtor. In the event that a KERP Participant is terminated without cause during the Vesting Period, payments would be made in full at the same time as other KERP Participants receive their payment. KERP Participants whose employment is transferred to a purchaser of assets will receive payment in full at the earlier of either full transfer of employment or sale.

ii.	The KERP Design is Consistent with the Bankruptcy Market

28. The KERP covers 66 non-insiders with target award amounts equal to three months base salary of each participant. The total cost of the program is $3,115,000. Given that restructuring KERP programs for non-insiders are common and given that there are no other compensation arrangements in place for the KERP participants other than base salary, the KERP design is reasonable.

29. Although certain of the KERP Participants may hold titles such as “director” or “vice president,” they do not serve on any Debtor’s board of directors and do not take part in the management of the Debtor; rather, they hold such titles in name only. The KERP Participants generally do not attend senior management meetings or participate in board meetings or corporate governance, and many of their duties are limited to particular divisions. Thus, none of the KERP Participants may be properly considered “officers” of the Debtor; rather, the KERP Participants are critical employees who have the knowledge and experience to carry out the decisions of management in an efficient and effective manner. The KERP Participants have, in addition to performing their normal job duties, undertaken significant additional tasks and responsibilities, including providing financial and operational information to fulfill the Debtor’s reporting requirements, assisting with marketing efforts and responding to diligence requests in connection with the ongoing sale process, and other tasks related to the

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Chapter 11 Case and ongoing sale process. The KERP Participants will continue to perform these additional tasks during the pendency of this Chapter 11 Case.

30. The KERP Participants have, along with the Debtor’s other employees, been faced with significant pressure to leave the Debtor’s employ during the pendency of this Chapter 11 Case due to, among other things, the uncertainty inherent to the chapter 11 sale process.

31. In order to effectively and efficiently accomplish an orderly sale process that maximizes recovery for all stakeholders, the Debtor determined that formulating the KERP was in the best interest of its estate and all parties in interest. The KERP will help ensure that key employees who are essential to the chapter 11 and sale processes are properly motivated to maximize value for the Debtor, its estate, its creditors and other parties in interest.

32. The sale process that the Debtor has undertaken to maximize value for its stakeholders has a necessary byproduct of creating a great deal of uncertainty for the very company personnel charged with maximizing that value. As a result, it is entirely appropriate to provide benefits to such key personnel in order to counterbalance the distraction that such uncertainty necessarily engenders. The structure of other key employee retention plans previously approved by this and other courts varies based on the unique circumstances of each case but the general terms and conditions are consistent with the KERP proposed by the Debtor, including the conditions and proposed payment amounts set forth therein.

C.	The Debtor’s Need for the KEIP and the KERP

33. In order to effectively and efficiently accomplish the proposed restructuring and maximize recovery for all stakeholders, the Debtor determined that

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formulating the KEIP and KERP was in the best interest of its estate and all parties in interest.

The Debtor’s Board approved both the Debtor’s KEIP and KERP on March 5, 2018.

34. The KEIP and KERP will help ensure that key executives who are essential to the chapter 11 and sale process are properly motivated to maximize value for the Debtor, its estate, its creditors and other parties in interest, and that other key employees of the Debtor remain with the Debtor during the restructuring process to manage the Debtor’s ongoing operations and ensure that the Debtor emerges from the Chapter 11 Case with its operational capacities intact.

35. As a general matter, the use of KEIPs and KERPs is common practice in chapter 11 cases, and is justified here given the ongoing sale process and the associated uncertainty. The structure of plans approved in other cases varies based on the unique circumstances of each case, but the general terms and conditions are consistent with the KEIP and the KERP proposed by the Debtor. Furthermore, it is important to note that the DIP Lenders have agreed to support the KEIP and KERP in full according to Section 4.1(c) of the DIP Credit and Security Agreement.

APPLICABLE AUTHORITY

36. The Debtor seeks authority to implement and honor obligations to the KEIP Participants under the KEIP, and to implement and honor obligations to the KERP Participants under the KERP. The Debtor respectfully submits that the KEIP and KERP will provide the necessary incentives to the applicable Participants to promote an expeditious resolution of this Chapter 11 Case and maximize value for the Debtor’s estate.

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A.	Authorization of the KEIP and KERP are Appropriate Pursuant to Bankruptcy Code Section 363(b)(1).

37. Bankruptcy Code section 363(b) provides, in relevant part, that “[t]he trustee, after notice and a hearing, may use, sell or lease, other than in the ordinary course of business, property of the estate.” 11 U.S.C. § 363(b)(1). Under Bankruptcy Code section 363, this Court may approve a debtor’s request for relief when the debtor demonstrates a sound business justification for seeking such relief. See Dai-Ichi Kangyo Bank Ltd. v. Montgomery Ward Holding Corp. (In re Montgomery Ward Holding Corp.), 242 B.R. 147, 153 (D. Del. 1999) (“In determining whether to authorize the use, sale or lease of property of the estate under [section 363(b)], courts require the debtor to show that a sound business purpose justifies such actions”).

38. As set forth above, the Debtor has articulated valid business reasons for implementation of the KEIP and KERP. The Debtor has determined in its reasonable business judgment that implementation of the KEIP and KERP will enhance the value of the Debtor’s estate and accordingly, is in the best interests of the Debtor’s estate and the stakeholders in the Chapter 11 Case. In addition to its normal day-to-day responsibilities managing the Debtor’s business and maintaining relationships with its employees, key customers, and key suppliers, the Participants serve as the driving force to bring the Chapter 11 Case to its ultimate resolution. The Participants are being asked to take on considerable additional responsibilities and expend significantly more hours during this Chapter 11 Case.

39. Additionally, as set forth above and more fully in the Friske Declaration, payment levels under the KEIP and the KERP are reasonable and were determined based on a thorough analysis of the Debtor’s needs and benchmarks performed by WTW. Moreover, the overall costs of the KEIP and KERP are reasonable in light of the size of the Debtor’s estate, the

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nature of the Debtor’s industry, and the benefit from a successful sale process resulting from the Participants’ efforts. Accordingly, the Debtor believes that valid business reasons exist for the implementation of the Employee Compensation Plans and, thus, that their implementation should be approved.

40. Once a debtor articulates a valid business justification for a particular form of relief, the Court reviews the debtor’s request under the “business judgment rule.” The business judgment rule has vitality in chapter 11 cases and shields a debtor’s management from judicial second-guessing. Official Comm. of Subordinated Bondholders v. Integrated Res., Inc. (In re Integrated Res., Inc.), 147 B.R. 650, 656 (S.D.N.Y. 1992). “The business judgment rule ‘is a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the company.’” See id. (quoting Smith v. Van Gorkom, 488 A.2d 858, 872 (Del. 1985)).

41. In that regard, courts have found that a debtor’s use of reasonable performance bonuses and other incentives for employees is a valid exercise of a debtor’s business judgment. See, e.g., In re Glob. Home Prod., LLC, 369 B.R. 778, 787 (Bankr. D. Del. 2007) (approving incentive plan as proper exercise of the debtors’ business judgment); In re Am. W. Airlines, Inc., 171 B.R. 674, 678 (Bankr. D. Ariz. 1994) (noting that it is the proper use of a debtor’s business judgment to propose bonuses for employees who helped propel the debtor successfully through the bankruptcy process); In re Interco Inc., 128 B.R. 229, 234 (Bankr. E.D. Mo. 1991) (stating that a debtor’s business judgment was controlling in the approval of a “performance/retention program”).

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42. This and other courts have approved similar employee incentive and retention programs as valid exercises of business judgment. See, e.g., In re NJOY, Inc., No. 16-12076 (CSS) (Bankr. D. Del. Jan. 12, 2017) (approving incentive plan tied to sale process milestones); In re Hipcricket, Inc., No. 15-10104 (LSS) (Bankr. D. Del. Feb. 18, 2015) (approving incentive plan tied to sale proceeds); In re RadioShack Corp., No. 15-10197 (KJC) (Bankr. D. Del. Mar. 4, 2015) (approving key employee incentive plan tied to success of sale process and key employee retention program); In re Dendreon Corp., No. 14-12515 (PJW) (Bankr. D. Del. Dec. 17, 2014) (approving key employee incentive plan with payments based on achieving certain transaction value thresholds); In re Brookstone Holdings Corp., No. 14-10752 (BLS) (Bankr. D. Del. May 12, 2014) (approving key employee retention plan and key employee incentive plan); In re Synagro Techs., Inc., No. 13-11041 (BLS) (Bankr. D. Del. May 13, 2013) (approving key employee incentive plan with payments based on achieving certain valuation thresholds); In re KaloBios Pharmaceuticals, Inc., No. 15-12628 (LSS) (Bankr. D. Del. Feb. 17, 2016) (approving key employee retention plan).

43. In the present case, authorizing the Debtor to provide the KEIP and KERP to the Participants will accomplish a similarly sound business purpose. The Debtor has determined that the costs associated with additional postpetition compensation payments pursuant to the KEIP and KERP are more than justified by the benefits that the Debtor will realize (and have already realized) by creating appropriate incentives for the Participants, whose experience, skills and diligent efforts are critical for the Debtor to maximize the value of its business as they reorganize—and by the inevitable expense and disruption to the chapter 11 process if Participants were to terminate their employment, thereby necessitating replacement costs of more expensive professional services.

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B.	The KEIP is Incentivizing and Thus Not Governed by Bankruptcy Code Sections 503(c)(1) and 503(c)(2).

44. Bankruptcy Code section 503(c) governs retention, severance and other payments to insiders. By its plain language, section 503(c)(1) of the Bankruptcy Code pertains solely to retention payments to insiders, and section 503(c)(2) of the Bankruptcy Code pertains solely to severance payments to insiders. Neither of these sections apply to performance-based incentive plans such as the KEIP, which only allots payments based on the successful achievement of certain metrics and does not provide benefits to KEIP Participants upon termination of their employment with the Debtors. See In re Velo Holdings Inc., 472 B.R. 201, 208 n.6 (Bankr. S.D.N.Y. 2012) (noting inapplicability of section 503(c)(1) to incentivizing plans); In re Dana Corp., 358 B.R. 567, 576 (Bankr. S.D.N.Y. 2006) (applying section 503(c)(3) of the Bankruptcy Code to evaluate management incentive plan in absence of applicability of sections 503(c)(1) or 501(c)(2) of the Bankruptcy Code).

45. The KEIP is not intended to provide bonuses for retention. In particular, the KEIP comprises only targeted incentive payments to the Debtor’s employees who are the most critical to maximizing the value of the Debtor’s business as aligned with the restructuring and sale process, which payments require a far higher threshold than merely remaining employed by the Debtor. Although certain KEIP Participants are “insiders” within the meaning of the Bankruptcy Code, the KEIP has been crafted with great care to ensure the metrics directly incentivize and motivate participants to meet the objectives set forth therein.

46. Moreover, while the KEIP was not crafted with the goal of retaining the KEIP Participants, the fact that the KEIP may encourage the KEIP Participants to remain with the Debtor throughout the Chapter 11 Case should not bar implementation of the KEIP. Indeed, all successful incentive programs have the indirect benefit of incentivizing an employee to

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remain with the company. See In re Global Home Prods., LLC, 369 B.R. 778, 786 (Bankr. D. Del. 2007). The primary purpose of the KEIP is to maximize value for the benefit of the Debtor’s estate.

47. Accordingly, the Debtor respectfully submits that sections 503(c)(1) and 503(c)(2) of the Bankruptcy Code do not apply to the KEIP.

C.	The KERP Does Not Provide for Payments to Insiders and Thus Is Not Governed by Bankruptcy Code Sections 503(c)(1) and 503(c)(2).

48. As noted above, sections 503(c)(1) and (c)(2) of the Bankruptcy Code mandate restrictions upon retention and severance plans for “insiders.” The Bankruptcy Code elsewhere defines “insider” as a “(i) director of the debtor; (ii) officer of the debtor; (iii) person in control of the debtor; (iv) partnership in which the debtor is a general partner; (v) general partner of the debtor; or (vi) relative of a general partner, director, officer, or person in control of the debtor.” 11 U.S.C. § 101(31)(B). While a person holding an officer’s title is presumptively an officer and thus an insider, that presumption may be rebutted with “evidence sufficient to establish that the person holds the title of an officer in name only and, in fact, does not meet the substantive definition of the same, i.e., he or she is not taking part in the management of the debtor.” In re Foothills Tex., Inc., 408 B.R. 573, 574-75 (Bankr. D. Del. 2009).

49. Certain of the KERP Participants hold titles such as “director” or “vice president,” but they do not take part in the management of the Debtor and they hold such titles in name only, rebutting the presumption that such participants are “insiders” within the meaning of the Bankruptcy Code. The KERP Participants generally do not attend senior management meetings or participate in board meetings or corporate governance, and many of their duties are limited to particular divisions. Their respective scopes of authority are limited, and while their

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titles reflect their individual roles and functions, the same titles do not confer officer or director status upon the KERP Participants. The KERP Participants are critical employees who have the knowledge and experience to carry out the decisions of management in an efficient and effective manner. In addition to performing their normal job duties, the KERP Participants have undertaken significant additional tasks and responsibilities in connection with this Chapter 11 Case, including providing financial and operational information to fulfill the Debtor’s reporting requirements, assisting with marketing efforts and responding to diligence requests in connection with the ongoing sale process, and other tasks related to the proposed restructuring and ongoing sale process. As a consequence, the KERP Participants are not “insiders” as defined in the Bankruptcy Code, and the Debtor thus maintains that sections 501(c)(1) and (c)(2) do not apply here.

D.	The Employee Compensation Plans are Justified by the Facts and Circumstances and Satisfy Bankruptcy Code Section 503(c)(3).

50. Finally, the KEIP and KERP components of the Employee Compensation Plans each also satisfy the standard set forth in Bankruptcy Code section 503(c)(3), which provides:

Notwithstanding subsection (b), there shall neither be allowed, nor paid (3) other transfers or obligations that are outside the ordinary course of business and not justified by the facts and circumstances of the case, including transfers made to, or obligations incurred for the benefit of, officers, managers, or consultants hired after the date of the filing of the petition.

11 U.S.C. § 503(c)(3).

51. Courts have held that the requirement that transfers or obligations be “justified by the facts and circumstances of the case” is a reiteration of the business judgment test (or sound business judgment test) incorporated into Bankruptcy Code section 363(b) (and as

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set forth above) and under which courts traditionally evaluated executive compensation programs prior to recent amendments to the Bankruptcy Code. See In re Dana Corp., 358 B.R. at 576; In re Nobex Corp., No. 05-20050 (MFW) (Bankr. D. Del. Jan. 12, 2006) (D.I. 194) (“So I do read (c)(3) to be the catch-all and the standard under (c)(3) for any transfers or obligations made outside the ordinary course of business are those that are justified by the facts and circumstances of the case. Nothing more — no further guidance being provided to the Court by Congress, I find it quite frankly nothing more than a reiteration of the standard under 363 . . . under which courts had previously authorized transfers outside the ordinary course of business and that is, based on the business judgment of the debtor, the court always considered the facts and circumstances of the case to determine whether it was justified.”); 4 Collier on Bankruptcy 503.17[1] (16th rev. ed. 2017) (noting that non-insider “plans are reviewed under the much easier business judgment test in section 503(c)(3)”).

52. In assessing a debtor’s business judgment regarding the implementation of incentive programs, courts, including this one, have looked to the factors laid out by Judge Lifland in Dana for guidance to evaluate a proposed incentive or retention program under Bankruptcy Code section 503(c)(3).4 See, e.g., In re Glob. Home Prod., LLC, 369 B.R. 778, 785 (Bankr. D. Del. 2007) (applying the Dana factors).

53. First, in consultation with WTW, after an extensive analysis of the programs implemented in other similarly–situated companies, the Debtor designed and refined

4

The Dana factors are: (a) whether a reasonable relationship existed between the proposed plan and the desired results; (b) whether the cost of the plan was reasonable in light of the overall facts of the case; (c) whether the scope of the plan was fair and reasonable; (d) whether the plan was consistent with industry standards; (e) whether the debtor had put forth sufficient due diligence efforts in formulating the plan; and (f) whether the debtor received sufficient independent counsel in performing any due diligence and formulating the plan. In re Dana Corp., 358 B.R. at 576-77.

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the KEIP and KERP to motivate and reward Participants for their significant efforts, to ensure that key management personnel continue to manage the Debtor’s day to day operations and affairs, and to compensate Participants for the increased demands placed upon them in connection with the chapter 11 process. Specifically, the KEIP and KERP will ensure that the Participants are motivated and that the Debtor has the appropriate staff on hand to facilitate a speedy exit of the Debtor from this Chapter 11 Case, thereby maximizing value for the Debtor’s estate. Second, WTW engaged in an extensive benchmarking analysis in assisting the Debtor with the design of the KEIP and the KERP. The cost is reasonable and well-justified given the size of the Debtor’s business, the nature of the Debtor’s business and the value that maximization of the sale process would bring to the estate. Third, the scope of the KEIP and KERP is fair and reasonable; 72 out of approximately 96 employees are eligible to receive payments under the Employee Compensation Plans. Fourth, the KEIP and KERP are consistent with industry standards with respect to eligibility, total cost, metrics, and payout timing. Finally, consistent with past practice, the Debtor consulted with the Board and Chief Executive Officer in formulating the Employee Compensation Plans and received outside independent market advice from WTW to ensure the KEIP meets the Debtor’s goal of incentivizing the Debtor’s key employees and the KERP meets the Debtor’s goal of retaining critical non-insider employees.

54. Accordingly, the Debtor respectfully submits that the KEIP and KERP are in the best interests of the Debtor, its creditors, and all parties-in-interest in the Chapter 11 Case.

RESERVATION OF RIGHTS

55. Nothing contained herein is or should be construed as: (a) an admission as to the validity of any claim against the Debtor; (b) a waiver of the Debtor’s rights to dispute

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any claim on any grounds; (c) a promise to pay any claim; (d) an assumption or rejection of any executor contract or unexpired lease pursuant to Bankruptcy Code section 365; or (e) otherwise affect the Debtor’s rights under Bankruptcy Code section 365 to assume or reject any executory contract with any party subject to this Motion.

NOTICE

56. The Debtor will provide notice of this Motion to: (i) the Office of the United States Trustee for the District of Delaware; (ii) the Debtor’s list of its thirty (30) largest unsecured creditors, pursuant to Bankruptcy Rule 1007(d); (iii) counsel to the DIP Administrative Agent, the DIP Lenders, Prepetition Indentured Trustee and Secured Noteholders (each as defined in the First Day Declaration) and (iv) any party that has requested notice pursuant to Bankruptcy Rule 2002. In light of the fact that no trustee, examiner or creditors’ committee has been appointed in this case, the Debtor submits that no further notice need be given.

CONCLUSION

WHEREFORE, the Debtor respectfully requests that the Court enter an order, substantially in the form annexed hereto as Exhibit C, granting the relief set forth herein and such other and further relief as may be just and proper.

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March 21, 2018	MORRIS, NICHOLS, ARSHT & TUNNELL LLP
Wilmington, Delaware

/s/ Jose F. Bibiloni
Robert J. Dehney (No. 3578)
Andrew R. Remming (No. 5120)
Jose F. Bibiloni (No. 6261)
1201 N. Market St., 16th Floor
P.O. Box 1347
Wilmington, DE 19899-1347
Telephone: (302) 658-9200
Facsimile: (302) 658-3989
rdehney@mnat.com
aremming@mnat.com
jbibiloni@mnat.com

- and -

Christopher R. Donoho, III
Christopher R. Bryant
John D. Beck
HOGAN LOVELLS US LLP
875 Third Avenue
New York, NY 10022
Telephone: (212) 918-3000
Facsimile: (212) 918-3100 chris.donoho@hoganlovells.com christopher.bryant@hoganlovells.com john.beck@hoganlovells.com

Proposed Counsel for Debtor and Debtor in Possession

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EXHIBIT A

KEIP TERM SHEET

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KEIP Objective

KEY EMPLOYEE INCENTIVE PLAN TERM SHEET The Orexigen Therapeutics, Inc. Key Employee Incentive Plan (the “KEIP”) is designed to provide incentive payments to certain employees (“KEIP Participants”) of Orexigen Therapeutics, Inc. (the “Company”) to encourage the achievement of certain performance targets, and to maximize the value of the estate.

This program, which will cover the period up to the sale of the Company’s assets, is to replace the Company’s pre-petition Q1- Q2 Retention Plan for KEIP Participants, as well as replace the normal 2018 annual bonus, severance arrangements and long-term incentives, including stock options and restricted common stock.

Participating Employees

The KEIP Participants are:

•  Michael Narachi, Chief Executive Officer

•  Thomas Cannell, Chief Operating Officer

•  Peter Flynn, Head of Global Development

•  Monica Forbes, Acting Chief Financial Officer

•  Thomas Lynch, Chief Administrative Officer

•  Stephen Moglia, Chief Accounting Officer

Incentives Payments	Operational Incentives

Operational Incentive payments will be measured based on operating disbursements from the cumulative budget through the completion of the bankruptcy process. Only the Acting Chief Financial Officer and the Chief Accounting Officer (“Participating Finance Employees”) are eligible for the Operational Incentives.

Asset Sale Incentives

Asset Sale Incentives will be paid in connection with the sale of the Company’s assets or a fully-paid license (in one or a series of transactions) if such transaction takes place during Fiscal Year 2018. Such incentives may be offset based on the following: transaction value, asset sale/distribution of proceeds, stalking horse bid price (if applicable), milestones related to the Company’s liquidation, the recovery rate of creditors, and wind down cash flows.

All KEIP Participants will be eligible for Asset Sale Incentives.

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However, for the Participating Finance Employees, any portion of the Asset Sale Incentives allocated to them will be reduced by any Operational Incentive they receive.

Structure of Payment	Operational Incentives

Participating Finance Employees will receive a one-time payout equal to three-months of their base salary if operating disbursements during the bankruptcy process are no more than 115% of the cumulative budget through the completion of the bankruptcy process.

Asset Sale Incentives

The Asset Sale Incentives will be based on a percentage of the proceeds from the sale of the Company’s assets or fully-paid up license (whether in one or a series of asset sales) (the “Asset Sale Proceeds”) as outlined in Table 1 below. Asset Sale Incentives will only be distributed if the Asset Sale Proceeds are more than $40m. Collectively, the KEIP Participants will receive an allocated portion of an aggregate payout equal to a percentage of Asset Sale Proceeds (the “Incentive Payout”). Even if the Company’s assets are sold (or licensed) on a piecemeal basis rather than in a single transaction, Incentive Payouts will still be determined and distributed based on the total aggregate value of the Company’s assets. Allocation of the Incentive Payout to individual KEIP Participants has been determined by the Company’s Board of Directors (the “Board”) as shown in Table 2 below; provided, however, if the Asset Sale Proceeds do not exceed $80 million, the Chief Executive Officer is not eligible to participate in the Incentive Payout, and such Incentive Payout shall be reallocated among the other KEIP Participants, as determined by the Board.

Asset Sale Incentives are uncapped to motivate achievement of maximum sale value.

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Table 1

Asset Sale Proceeds[1]	Incentive Payout (as a % of Asset Sale Proceeds)
$0 - $39.9m	0%
$40m - $79.9m	1.0%
$80m - $119.9m	1.5%
$120m - $164.9m	2.0%
$165m and higher	2.5%

Table 2

Name	Allocation
Monica Forbes	9.66%
Stephen Moglia	10.62%
Thomas Lynch	14.72%
Peter Flynn	13.93%
Thomas Cannell	19.52%
Michael Narachi	31.55%

In the event of an asset sale funded in part or in whole by a “credit bid”, the Asset Sale Proceeds will include the portion of the sale proceeds covered by such “credit bid”.

Effect of Termination of Employment

Upon the involuntary termination of employment of a KEIP Participant by the Company for cause or voluntary termination of employment by a KEIP Participant for any reason, the right to any amounts under the KEIP that may be owed to such KEIP Participant will be forfeited on the date of such employment termination and such KEIP Participant will have no further rights under the KEIP. In the event of such termination by the Company, the amount of the Incentive Payout allocated for such departing KEIP Participant may be reallocated among the other KEIP Participants, as determined by the Board.

Upon the involuntary termination of employment of a KEIP Participant without cause, the KEIP Participant will be paid its pro-rata share of the Operational Incentives based on actual performance during the measurement period and for death and disability. If an asset sale is to occur within 12 weeks of the KEIP Participants’s involuntary termination without cause, the

[1]	By way of example, if the Debtor’s assets sell for $90m, the KEIP Participants will collectively receive Incentive Payouts totaling $1,350,000 ($90M x 1.5%).

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KEIP Participant is eligible to receive what they should have received if still employed at the time of the asset sale, with any Asset Sale Incentives received by Participating Finance Employees reduced by an amount already received on account of Operational Incentives.

Performance Measurement Period	Operational Incentive: Operational Incentive payments will be measured based on operating disbursements from the cumulative budget through the completion of the bankruptcy process.

Asset Sale Incentive:

Covers asset sale for period up to the sale of the Company’s assets.

Payout Period	Operational Incentive is paid out upon the completion of the bankruptcy process. Asset Sale Incentive is paid out on close of the asset sale.

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EXHIBIT B

KERP TERM SHEET

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KEY EMPLOYEE RETENTION PLAN TERM SHEET

KERP Objective

The Orexigen Therapeutics, Inc. Key Employee Retention Plan (the “KERP”) is designed to retain key non-management employees (the “KERP Participants”) of Orexigen Therapeutics, Inc. (the “Company”) in their current roles over the near term while providing them with financial stability.

Currently, the Company’s pre-petition Q1-Q2 incentive plan will be cancelled, which would leave KERP Participants with a base salary as their only means of compensation. This program, which covers the Q1-Q4 Fiscal Year 2018 period, is designed to bring the KERP Participants’ compensation closer to market by providing guaranteed pay contingent upon remaining employed through the vesting period.

Participating Employees	KERP Participants will include approximately 66 non-management, non-insider employees of the Company, as determined by the Company’s Chief Executive Officer of the Company.

Timing of Payments

Payments will be distributed to KERP Participants if the KERP Participant is still employed until the earlier of (i) the consummation of the sale of all or substantially all of the Company’s assets or (ii) the Company emerges from bankruptcy (the “Vesting Period”).

Payments

The collective funds reserved for the KERP will not exceed $3,115,000 (“Collective Funds”). Of the Collective Funds, each KERP Participant will be able to obtain an amount equal to three-months of the KERP Participant’s base salary.

Structure of Payment	The amount of payment received by each of the KERP Participants will be based solely on their employment with the Company. No other performance metrics will be included.

Effect of Termination of Employment

Award will be forfeited if a KERP Participant resigns voluntarily or is terminated for cause. In the event that a KERP Participant departs the Company, their portion of the Collective Funds may be reallocated to another KERP Participant or employee of the Company who is not a KERP Participant at that time, in each case as determined by the Chief Executive Officer of the Company. Awards would be 100% paid for involuntary termination without cause during the Vesting Period. KERP Participants whose employment is transferred to a purchaser of assets will receive payment in full at the earlier of either full transfer of employment or sale.

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EXHIBIT C

PROPOSED ORDER

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re	Chapter 11

Orexigen Therapeutics, Inc.,	Case No. 18-10518 (KG)

Debtor.[1]	RE: D.I. ____

ORDER (I) AUTHORIZING IMPLEMENTATION OF A KEY EMPLOYEE

INCENTIVE PLAN AND A KEY EMPLOYEE RETENTION PLAN, (II) APPROVING

THE TERMS OF THE DEBTOR’S KEY EMPLOYEE INCENTIVE PLAN AND KEY

EMPLOYEE RETENTION PLAN, AND (III) GRANTING RELATED RELIEF

Upon consideration of the Debtor’s motion (the “Motion”)2 for an order (this “Order”), under Bankruptcy Code sections 105(a), 363(b), and 503(c)(3) of title 11 of the United States Code (the “Bankruptcy Code”), authorizing, but not directing, the implementation of the Debtor’s proposed key employee incentive plan and key employee retention plan (as described in the Motion, the “Employee Compensation Plans”), filed by Orexigen Therapeutics, Inc., debtor and debtor-in-possession (the “Debtor”), and upon the arguments of counsel and the entire record of this Chapter 11 Case and other matters of which this Court may properly take judicial notice; and upon the Friske Declaration and due and sufficient notice of the Motion having been given under the particular circumstances; and it appearing that no other or further notice need be provided; and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. sections 157 and 1334; and consideration of the Motion and the relief requested therein being a core proceeding in accordance with 28 U.S.C. sections 1408

[1]

The last four digits of the Debtor’s federal tax identification number are 8822. The Debtor’s mailing address for purposes of this Chapter 11 Case is 3344 North Torrey Pines Court, Suite 200, La Jolla, CA, 92037.

[2]	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Motion.

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and 1409; and a hearing having been held to consider the relief requested in the Motion; and upon the record of the hearing and all proceedings had before the Court; and the Court having found and determined that the relief sought in this Motion is in the best interests of the Debtor, its estate, its creditors and other parties in interest and that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and after due deliberation thereon and good and sufficient cause appearing therefor, it is hereby,

ORDERED, ADJUDGED AND DECREED that:

1.    The Motion is GRANTED as set forth herein.

2.    Implementation of the Employee Compensation Plans is based on the Debtor’s sound business judgment and is justified by the facts and circumstances of the Debtor’s Chapter 11 Case.

3.    Pursuant to Bankruptcy Code sections 105(a), 363(b), and 503(c)(3), the Debtor is authorized to take all necessary actions to implement the Employee Compensation Plans and to make all payments pursuant thereto.

4.    The Debtor is hereby authorized to offer and pay eligible employees in accordance with the Employee Compensation Plans.

5.    The Debtor is hereby authorized to implement and fund the Employee Compensation Plans in their entirety, and make payments thereunder.

6.    The claims of the Participants under the Employee Compensation Plans are entitled to and shall be accorded administrative expense status and priority under Bankruptcy Code sections 503(b)(1)(A) and 507(a)(2).

7.    The terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

Case 18-10518-KG     Doc 78-3     Filed 03/21/18     Page 4 of 4

8.    The Debtor is authorized to take all actions necessary to effectuate the relief granted pursuant to this Order.

9.    The Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this Order.

Dated:                    , 2018

Wilmington, Delaware

THE HONORABLE KEVIN GROSS
UNITED STATES BANKRUPTCY JUDGE

Case 18-10518-KG     Doc 78-4     Filed 03/21/18     Page 1 of 2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

OREXIGEN THERAPEUTICS, INC.,	Case No. 18-10518 (KG)

Debtor.[1]	Objection Deadline: April 4, 2018 at 4:00 p.m. (ET) Hearing Date: April 11, 2018 at 10:00 a.m. (ET)

NOTICE OF DEBTOR’S MOTION FOR ENTRY OF AN ORDER (I) AUTHORIZING

IMPLEMENTATION OF A KEY EMPLOYEE INCENTIVE PLAN AND A KEY

EMPLOYEE RETENTION PLAN, (II) APPROVING THE TERMS OF THE DEBTOR’S

KEY EMPLOYEE INCENTIVE PLAN AND KEY EMPLOYEE

RETENTION PLAN, AND (III) GRANTING RELATED RELIEF

PLEASE TAKE NOTICE that on March 21, 2018, the above-captioned debtor and debtor-in-possession (the “Debtor”) filed the Debtor’s Motion For Entry Of An Order (I) Authorizing Implementation Of A Key Employee Incentive Plan And A Key Employee Retention Plan, (II) Approving The Terms Of The Debtor’s Key Employee Incentive Plan And Key Employee Retention Plan, And (III) Granting Related Relief (the “Motion”).

PLEASE TAKE FURTHER NOTICE that objections, if any, to the approval of the Motion must (a) be in writing; (b) be filed with the Clerk of the Bankruptcy Court, 824 Market Street, 3rd Floor, Wilmington, Delaware 19801, on or before April 4, 2018 at 4:00 p.m. (E.T.) (the “Objection Deadline”); and (c) served so as to be received on or before the Objection Deadline by the undersigned counsel to the Debtor.

PLEASE TAKE FURTHER NOTICE THAT only objections made in writing and timely filed and received, in accordance with the procedures above, will be considered by the Bankruptcy Court at such hearing.

PLEASE TAKE FURTHER NOTICE THAT A HEARING ON THE MOTION WILL BE HELD ON APRIL 11, 2018 AT 10:00 A.M. (E.T.) BEFORE THE HONORABLE KEVIN GROSS AT THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE, 824 NORTH MARKET STREET, 6TH FLOOR, COURTROOM #3, WILMINGTON, DELAWARE 19801.

[1]

The last four digits of the Debtor’s federal tax identification number are 8822. The Debtor’s mailing address for purposes of this Chapter 11 Case is 3344 North Torrey Pines Court, Suite 200, La Jolla, CA, 92037.

Case 18-10518-KG     Doc 78-4     Filed 03/21/18     Page 2 of 2

IF YOU FAIL TO RESPOND IN ACCORDANCE WITH THIS NOTICE, THE COURT MAY GRANT THE FINAL RELIEF REQUESTED IN THE MOTION WITHOUT FURTHER NOTICE OR HEARING.

March 21, 2018 Wilmington, Delaware	MORRIS, NICHOLS, ARSHT & TUNNELL LLP
/s/ Jose F. Bibiloni
Robert J. Dehney (No. 3578)
Andrew R. Remming (No. 5120)
Jose F. Bibiloni (No. 6261)
1201 N. Market St., 16th Floor
P.O. Box 1347
Wilmington, DE 19899-1347
Telephone: (302) 658-9200
Facsimile: (302) 658-3989
rdehney@mnat.com
aremming@mnat.com jbibiloni@mnat.com

- and -

Christopher R. Donoho, III (admitted pro hac vice) Christopher R. Bryant (admitted pro hac vice) John D. Beck (admitted pro hac vice) HOGAN LOVELLS US LLP 875 Third Avenue
New York, NY 10022
Telephone: (212) 918-3000
Facsimile: (212) 918-3100 chris.donoho@hoganlovells.com christopher.bryant@hoganlovells.com john.beck@hoganlovells.com

Proposed Counsel for Debtor and Debtor in Possession

11754815.2

2

Case 18-10518-KG     Doc 230     Filed 04/23/18     Page 1 of 3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re	Chapter 11

Orexigen Therapeutics, Inc.,	Case No. 18-10518 (KG)

Debtor.[1]	RE: D.I. 78

ORDER (I) AUTHORIZING IMPLEMENTATION OF A KEY EMPLOYEE

INCENTIVE PLAN AND A KEY EMPLOYEE RETENTION PLAN, (II) APPROVING

THE TERMS OF THE DEBTOR’S KEY EMPLOYEE INCENTIVE PLAN AND KEY

EMPLOYEE RETENTION PLAN, AND (III) GRANTING RELATED RELIEF

Upon consideration of the Debtor’s motion (the “Motion”)2 for an order (this “Order”), under Bankruptcy Code sections 105(a), 363(b), and 503(c)(3) of title 11 of the United States Code (the “Bankruptcy Code”), authorizing, but not directing, the implementation of the Debtor’s proposed key employee incentive plan (the “KEIP”) and key employee retention plan (as described in the Motion, the “Employee Compensation Plans”), filed by Orexigen Therapeutics, Inc., debtor and debtor-in-possession (the “Debtor”), and upon the arguments of counsel and the record of the hearing on this Motion; and the entire record of this Chapter 11 Case and other matters of which this Court may properly take judicial notice; and due and sufficient notice of the Motion having been given under the particular circumstances; and it appearing that no other or further notice need be provided; and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. sections 157 and 1334; and consideration of the Motion and the relief requested therein being a core proceeding in accordance with 28 U.S.C. sections 1408 and 1409; and the Court having reviewed

[1]

The last four digits of the Debtor’s federal tax identification number are 8822. The Debtor’s mailing address for purposes of this Chapter 11 Case is 3344 North Torrey Pines Court, Suite 200, La Jolla, CA, 92037.

[2]	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Motion.

Case 18-10518-KG     Doc 230     Filed 04/23/18     Page 2 of 3

the Motion and having heard the evidence and statements in support of the relief requested therein at the hearing; and the Court having found and determined that the relief sought in this Motion is in the best interests of the Debtor, its estate, its creditors and other parties in interest and that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and after due deliberation thereon and good and sufficient cause appearing therefor, it is hereby,

ORDERED, ADJUDGED AND DECREED that:

1. The Motion is GRANTED as set forth herein.

2. Implementation of the Employee Compensation Plans is based on the Debtor’s sound business judgment and is justified by the facts and circumstances of the Debtor’s Chapter 11 Case.

3. Pursuant to Bankruptcy Code sections 105(a), 363(b), and 503(c)(3), the Debtor is authorized to take all necessary actions to implement the Employee Compensation Plans and to make all payments pursuant thereto.

4. The Debtor is hereby authorized to offer and pay eligible employees in accordance with the Employee Compensation Plans.

5. The Debtor is hereby authorized to implement and fund the Employee Compensation Plans in their entirety, and make payments thereunder, provided, however, the KEIP Participants shall only be entitled to receive up to 2.5% of the first $250 million of Asset Sale Proceeds notwithstanding a sales price in excess of $250 million.

6. The claims of the Participants under the Employee Compensation Plans are entitled to and shall be accorded administrative expense status and priority under Bankruptcy Code sections 503(b)(1)(A) and 507(a)(2).

2

Case 18-10518-KG     Doc 230     Filed 04/23/18     Page 3 of 3

7. The terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

8. The Debtor is authorized to take all actions necessary to effectuate the relief granted pursuant to this Order.

9. The Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this Order.

Dated: April 23, 2018

           Wilmington, Delaware

/s/ KEVIN GROSS
THE HONORABLE KEVIN GROSS
UNITED STATES BANKRUPTCY JUDGE

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